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The following email was sent to employees of Exact Sciences Corporation on February 17, 2026.

Team,

Our International teams help us reach more patients and lower the global toll of cancer. Their work matters, and it is growing. We have invested in building our business beyond the United States, and will continue doing so. This is one of the clearest ways we live our purpose and expand our impact. As part of Abbott, we will be able to grow even faster internationally. They have incredible global reach in health systems all over the world.

Our International business is built on Oncotype DX. With more than 20 years of clinical evidence, this test gives people facing cancer clear guidance when decisions matter most. Because of our International teams, we have now served more than 2 million patients worldwide with Oncotype DX. Each test represents a person and a family, and often the chance to avoid chemotherapy when it is unlikely to help. That foundation continues to deliver strong results.

International revenue grew 18 percent in 2025. This means we reached more patients and earned greater trust among doctors and those they care for. We opened new offices in Tokyo, Munich and Warsaw and nearly doubled our teams in those regions. This local presence helps us meet regional needs and work closely with clinicians where care happens.

This year, we will expand beyond Oncotype DX. In the next six months, we plan to launch our multi-cancer early detection test, Cancerguard, in the UAE, Saudi Arabia, Canada and Japan. By the end of 2026, we also plan to bring Cologuard to selected international markets. This marks a meaningful step forward in expanding our global footprint.

Our scientific leadership is also growing outside the U.S. We recently enrolled the first participant in the CRANE Study in Japan, a large clinical study of Cancerguard. Japan faces a high cancer burden, and strong local evidence is essential for adoption and regulatory progress. We also shared new data at SABCS, where our teams presented 10 abstracts, including several based on international studies. This work builds trust and reinforces our leadership in precision oncology.

Growing internationally helps us reach more people, strengthen our science, and move closer to our goal of reducing cancer deaths worldwide. This week, our International sales team meets in Madrid to kick off plans for 2026. This meeting will sharpen their focus and set them up for a successful year ahead.

I am proud of our International teams and grateful to everyone across Exact Sciences who supports this work. Thank you for helping patients, wherever they live.

With gratitude,

Kevin

Kevin Conroy

Chairman & CEO

We are Exact Sciences, maker of the Cologuard®, Oncotype DX®, and other life-changing tests.

Our purpose is to help eradicate cancer by preventing it, detecting it earlier, and guiding personalized treatment.

Learn more at ExactSciences.com